Exhibit 16
Form 8-K
Nightingale, Inc.
File No. 33-23429-D

March 15, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Nightingale, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated March 15, 2006 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with paragraph 6 of item 4.01

/s/ Tanner LC